January 23, 2008

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp
(541) 617-3526
Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp
(541) 385-6205

CASCADE BANCORP (OREGON) (NASDAQ: CACB) RELEASED RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2007, CONFIRMING EARNINGS PER SHARE AT $0.19 AND $1.23, RESPECTIVELY.

•	Earnings Per Share and Net Income Full Year 2007: at $1.23 per share with net income of $35.0 million compared to $1.34 per share and $35.7 million net income in 2006.
•	Earnings Per Share and Net Income Fourth Quarter 2007: at $0.19 per share and net income of $5.3 million compared to $0.36 per share and $10.2 million, respectively for the year ago quarter.
•	Loan Growth: up 8.5% year-over-year and seasonally flat on a linked-quarter basis.
•	Customer Relationship Deposits: up 7.2% year-over-year, down 2.9% on a linked-quarter basis.
•	Net Interest Margin: decreased to 4.94% vs. 5.54% for the prior year quarter and 5.24% in the linked- quarter.
•
Fourth Quarter Credit Quality Metrics: As earlier disclosed, the Company confirmed its provision for credit losses of $7.5 million and net charge-offs of $3.9 million for the fourth quarter with non-performing assets at $45.7 million at December 31, 2007.

FINANCIAL PERFORMANCE:
BEND, Ore, January 23/PRNewswire-First Call/--Cascade Bancorp (“Cascade”) (NASDAQ: CACB) reported 2007 full year Diluted Earnings Per Share (EPS-diluted) at $1.23 per share down 8.4% as compared to 2006 with Net Income at $35.0 million versus $35.7 million for 2006. As pre-announced on January 3, 2008, the Company confirmed it recorded a $7.5 million (pre-tax) provision for credit losses for the fourth quarter of 2007 to increase the Company’s level of credit reserves primarily related to its residential land development loan portfolio. This resulted in a full year 2007 provision of $11.3 million versus $6.0 million in 2006. Fourth quarter 2007 earnings per share were $0.19 per share on $5.3 million of net income, compared to $0.36 per share and $10.2 million for the year ago quarter and as compared to $0.35 for the linked-quarter. The Company also confirmed its pre-announced fourth quarter net-charge-offs of approximately $3.9 million, a majority of which were against loans affected by the real estate downturn.

“It is prudent that a well-capitalized and solidly profitable company take appropriate measures to reserve against the heightened risks posed by the continued downturn in real estate,” said Patricia L. Moss, CEO. “In this context we charged $7.5 million to our provision for credit losses and took other actions described in this release during the fourth quarter.”

Return on Equity was 7.42% for the fourth quarter and 12.76% for the full year of 2007. Return on Tangible Equity was 12.44% for the fourth quarter and 22.01% for the full year, while Return on Assets was 0.88% for the fourth quarter and 1.50% for the full year.

LOAN PORTFOLIO AND CREDIT QUALITY:
At December 31, 2007, Cascade’s Loan Portfolio had grown to $2.05 billion, up 8.5% compared to a year ago. However, due in part to the seasonal slowing in the pace of construction and real estate activity during the fourth quarter, loan volumes were essentially flat when compared to the linked quarter.

The Company confirmed its credit quality metrics as pre-announced on January 3, 2008 for the quarter ended December 31, 2007. Cascade’s provision for credit losses was $7.5 million for the fourth quarter, bringing the full year provision to $11.3 million. Net loan charge-offs were $3.9 million or 0.76% (annualized) of total loans for the quarter compared to 0.31% (annualized) for the linked-quarter. Non-performing assets (NPA’s) were modestly higher than pre-announced at $45.7 million as of December 31, 2007, or 2.23% of total loans compared to $21.5 million or 1.05% of total loans for the linked-quarter. Of this NPA balance, assets classified as ‘other real estate owned’ totaled $7.1 million. Current NPA’s are primarily comprised of residential land development and construction related credits in the Boise, Idaho and Southern Oregon markets.

The Reserve for Credit Losses totaled 1.54% of loans at year end, compared to 1.42% a year earlier and 1.37% for the linked-quarter. Of this aggregate amount, the portion classified as a reserve for loan commitments is approximately 0.15% of gross loans. Management believes reserves are at an appropriate level based upon its current evaluation and analysis of portfolio credit quality and prevailing economic conditions. With uncertainty as to the depth and duration of the real estate slowdown and its economic effect on the communities within Cascades’ banking markets, no assurance can be given that the reserve will be adequate in future periods. If the real estate economy continues to deteriorate, an elevated level of loan loss provisioning may be required in the future.

RESIDENTIAL LAND DEVELOPMENT PORTFOLIO - ADDITIONAL INFORMATION

The fourth quarter 2007 increase in credit reserves and NPA’s recognized by the Company were mainly due to heightened credit risk in its residential land development portfolio. At December 31, 2007, this portfolio totaled approximately $312 million or about 15% of total gross loans. Of this amount, approximately $107 million or 37% represents loans for unimproved raw land and $205 million or 63% relates to acquisition and development of residential lots. Geographic distribution of this portfolio is approximately 50% Idaho, 35% in Central Oregon with most of the remaining 15% in Southern Oregon.

As background, this portfolio represents loans made to developers for the purpose of acquiring raw land and/or for the subsequent development of residential lots. The nationwide downturn in real estate has slowed lot and home sales within the Company's markets.  This has impacted certain developers by lengthening the marketing period of their projects and negatively affecting borrower liquidity and collateral values. Accordingly, at December 31, 2007, those land development loans adversely rated through our internal risk-rating process totaled approximately $151 million or about 48% of the land development portfolio. Generally when a loan is adversely rated, an elevated level of credit reserve may be allocated based upon current facts and circumstances. In part, the higher provision for the fourth quarter represents the outcome of this ongoing process.

DEPOSITS:
At December 31, 2007, Customer Relationship deposits1 were up 7.2% compared to a year ago but decreased 2.9% on a linked-quarter basis. This decline in part reflects the end of the peak summer and fall tourism and construction season wherein deposit balances typically ease through the winter quarter. However, management also believes a general slowing in real estate activity has contributed to this trend, as deposits in real estate related business accounts show a reduction in average and end of period balances as compared to the prior year and quarter. This is particularly evident in a decline in non-interest bearing deposits where customer retention was strong, but average balances fell $31.2 million or 6.5% between the third and fourth quarters of 2007. The declines were largely in Central Oregon where the Company has nearly 28% share of in-market deposits. Total Deposits at December 31, 2007 were $1.7 billion, up 0.3% compared to a year ago and down 7.0% on a linked-quarter basis, as brokered deposits declined $48.3 million during the quarter. The fourth quarter decline in non-core deposits were mainly because management tactically replaced higher cost brokered deposits with lower cost borrowings.

1 Customer relationship deposits include core deposit transaction accounts such as checking, money market and savings, while excluding all wholesale or brokered deposits and time deposits greater that $100,000.

NET INTEREST MARGIN & INTEREST RATE RISK:
Cascade reported a decline in its Net Interest Margin (NIM) to 4.94% for the fourth quarter of 2007, compared to 5.24% for the preceding quarter and 5.54% for the year ago quarter. Three factors contributed to the lower NIM for the quarter including interest forgone and reversed on NPA’s, lower average balances in non-interest bearing deposit accounts for the quarter, and the effect of lower market interest rates on the Company’s asset and liability mix.

Yields on earning assets during the fourth quarter of 2007 were lower at 7.86% compared to 8.29% in the linked-quarter and down from 8.28% in the year ago quarter. Lower yields were a result of the Federal Reserve’s action to reduce short term market rates as well as the effect of interest forgone and reversed on non-performing loans.

The average cost of funds paid on interest bearing liabilities decreased during the fourth quarter of 2007 to 3.84% as compared to 4.11% for the linked-quarter, and were flat compared to 3.85% for the year ago quarter. The overall cost of funds (including interest bearing and non-interest bearing) for the fourth quarter of 2007 was 3.02% as compared to 3.15% in the linked quarter and 2.81% for the year ago period.

Looking forward, with the recent aggressive lowering of market interest rate expectations, (Fed Fund futures now suggest a 2% rate by the third quarter of 2008) the NIM will likely continue to compress as yields decline against an already low cost of funds. The NIM may be further affected by competitive pricing pressures, loan prepayment behavior, and the rate and mix of loans, deposits and funding sources. Because of its relatively high proportion of non-interest bearing funds, Cascade’s NIM is most adversely affected in the event short term market rates fall to a very low level. See cautionary “Forward Looking Statements” below and in Cascade’s Form 10-K report for further information on risk factors including interest rate risk.

NON-INTEREST INCOME AND EXPENSE:
Non-Interest Income for 2007 was $21.1 million, 16.4% above the prior year, including service fee income which was at $9.7 million, up 20.2% from the prior year mainly because of increased activity and attendant full year effect of additional volumes from the April 2006 acquisition of the F&M bank in Boise, Idaho. For the full year 2007, residential mortgage originations totaled $170.1 million, down 3.2% when compared to $176.6 million in 2006. Related net mortgage revenue was $2.7 million, a decrease 0.1% compared to $3.0 million for the previous year. Fourth quarter net mortgage revenue was $.7 million, slightly less than the third quarter of $.8 million. Note that delinquency rate within Cascade’s nearly $500 million portfolio of serviced residential mortgage loans remains substantially better than national norms at only 0.19% in Oregon and 0.42% in Idaho.

Non-Interest Expense for the year increased 18.0% compared to 2006 and fourth quarter expenses were 4.5% above the year ago quarter. The year-over-year increase was primarily due to higher human resources costs in support of Cascade’s ongoing growth and infrastructure investments. Importantly, the Company successfully converted to a more robust core information technology system during the fourth quarter, providing an enhanced platform to support growth in the years ahead. As the Company adjusts to a lower level of real estate related business activity, management anticipates a very modest increase in non interest expense for 2008.

STOCK REPURCHASE PROGRAM
In August of 2007, the Company approved a stock repurchase program of up to 5% of the Company's issued and outstanding common shares with purchases to occur at managements discretion over a two-year period. Through December 31, 2007, the Company has acquired 483,100 shares (or about 34% of the shares approved for possible repurchase) at an average price per share of $19.55.

BUSINESS STRATEGY:
Operating in some of the fastest growing markets in the nation, Cascade Bancorp (headquartered in Bend, Oregon) and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho markets. In terms of banking growth markets, Cascade ranks as the top community bank footprint in the Northwest and among the top ten banks in the nation2. Cascade has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. The Bank implements its strategy by combining outstanding service, competitive financial products, local expertise and advanced technology applied for the convenience of customers. Founded in 1977, Bank of the Cascades offers full-service community banking through 34 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley. The Bank has been repeatedly named among the top performing banks in the nation by industry publications. The Bank is honored to be among the top 40 of Oregon’s 2007 "Best 100 Companies to Work For”, as compiled by Oregon Business Magazine. And recently, Bank of the Cascades was named by the Portland Business Journal as one of Oregon’s Most Admired Companies in the Financial Services category, as chosen by Oregon CEOs. For further information on Bank of the Cascades, please visit our web site at http://www.botc.com.

FORWARD LOOKING STATEMENTS
This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations, credit quality and concentrations, general and local economic conditions and competition within the business areas in which Cascade is conducting its operations. These statements include, among others, statements related to future profitability levels and future earnings. For a discussion of factors, which could cause results to differ, please see Cascade's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and Cascade's press releases. When used in this release, the words or phrases such as "will likely result in", "management expects that", "will continue", "is anticipated", "estimate", "projected", or similar expressions, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. Cascade undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade Bancorp and PSLRA's safe harbor provisions.

# # #

2 Projected MSA population growth 2005-2010, weighted by bank deposits; Includes all public banks with assets $2B - $10B (ex-M&A targets); Source SNL Financial LC / ESRI

CASCADE BANCORP
Selected Consolidated Financial Highlights
(In thousands, except per share data and ratios; unaudited)
	Year over Year			Linked Quarter			Full Year over Full Year
	4th Qtr	4th Qtr	%	4th Qtr	3rd Qtr	%			%
Balance Sheet Data (at period end)	2007	2006	Change	2007	2007	Change	2007	2006	Change
Investment securities	$87,015	$106,923	-18.6%	$87,015	$97,857	-11.1%	$87,015	$106,923	-18.6%
Loans, gross	2,046,804	1,887,263	8.5%	2,046,804	2,041,573	0.3%	2,046,804	1,887,263	8.5%
Total assets	2,398,641	2,249,314	6.6%	2,398,641	2,403,717	-0.2%	2,398,641	2,249,314	6.6%
Total deposits	1,667,138	1,661,616	0.3%	1,667,138	1,792,301	-7.0%	1,667,138	1,661,616	0.3%
Non-interest bearing deposits	435,503	509,920	-14.6%	435,503	471,140	-7.6%	435,503	509,920	-14.6%
Customer relationship deposits (1)	1,566,220	1,461,537	7.2%	1,566,220	1,612,950	-2.9%	1,566,220	1,461,537	7.2%
Total shareholders' equity (book)	280,098	261,076	7.3%	280,098	284,737	-1.6%	280,098	261,076	7.3%
Total shareholders' equity (tangible)	165,549	144,947	14.2%	165,549	169,793	-2.5%	165,549	144,947	14.2%
Income Statement Data (2)
Interest income	$42,576	$42,047	1.3%	$42,576	$43,956	-3.1%	$171,228	$138,597	23.5%
Interest expense	15,886	13,973	13.7%	15,886	16,232	-2.1%	62,724	40,321	55.6%
Net interest income	26,690	28,074	-4.9%	26,690	27,724	-3.7%	108,504	98,276	10.4%
Loan loss provision	7,500	1,500	400.0%	7,500	1,750	328.6%	11,300	6,000	88.3%
Net interest income after loan loss provision	19,190	26,574	-27.8%	19,190	25,974	-26.1%	97,204	92,276	5.3%
Noninterest income	5,122	4,725	8.4%	5,122	5,198	-1.5%	21,140	18,155	16.4%
Noninterest expense	15,841	15,153	4.5%	15,841	15,319	3.4%	62,510	52,963	18.0%
Income before income taxes	8,471	16,146	-47.5%	8,471	15,853	-46.6%	55,835	57,468	-2.8%
Provision for income taxes	3,149	5,923	-46.8%	3,149	5,835	-46.0%	20,792	21,791	-4.6%
Net income	$5,322	$10,223	-47.9%	$5,322	$10,018	-46.9%	$35,043	$35,677	-1.8%
Share Data
Basic earnings per common share	$0.19	$0.36	-47.6%	$0.19	$0.35	-46.3%	$1.24	$1.37	-9.4%
Diluted earnings per common share	$0.19	$0.36	-47.1%	$0.19	$0.35	-46.1%	$1.23	$1.34	-8.4%
Book value per common share	$9.99	$9.31	7.3%	$9.99	$10.16	-1.6%	$9.99	$9.22	8.4%
Tangible book value per common share	$5.91	$5.17	14.3%	$5.91	$6.06	-2.5%	$5.91	$5.11	15.6%
Cash dividends declared per common share	$0.10	$0.09	11.1%	$0.10	$0.09	11.1%	$0.37	$0.31	19.4%
Ratio of dividends declared to net income	52.66%	24.82%	112.1%	52.66%	25.46%	106.8%	29.82%	22.65%	31.7%
Basic Average shares outstanding	28,026	28,198	-0.6%	28,026	28,340	-1.1%	28,243	26,062	8.4%
Fully Diluted average shares outstanding	28,280	28,751	-1.6%	28,280	28,673	-1.4%	28,584	26,664	7.2%
Key Ratios
Return on average total shareholders' equity (book)	7.42%	15.93%	-53.4%	7.42%	14.25%	-47.9%	12.76%	17.48%	-27.0%
Return on average total shareholders' equity (tangible) (3)	12.44%	29.37%	-57.6%	12.44%	24.26%	-48.7%	22.01%	29.81%	-26.2%
Return on average total assets	0.88%	1.80%	-51.1%	0.88%	1.69%	-47.9%	1.50%	1.86%	-19.4%
Net interest spread	4.02%	4.44%	-9.5%	4.02%	4.18%	-3.8%	4.20%	4.65%	-9.7%
Net interest margin	4.94%	5.54%	-10.8%	4.94%	5.24%	-5.7%	5.21%	5.73%	-9.1%
Total revenue (net int inc + non int inc)	$31,812	$32,799	-3.0%	$31,812	$32,922	-3.4%	$129,644	$116,431	11.3%
Efficiency ratio (4)	49.80%	46.20%	7.8%	49.80%	46.53%	7.0%	48.22%	45.49%	6.0%
Credit Quality Ratios
Reserve for credit losses	31,553	26,798	17.7%	31,553	27,955	12.9%	31,553	26,798	17.7%
Reserve to ending total loans	1.54%	1.42%	8.6%	1.54%	1.37%	12.6%	1.54%	1.42%	8.6%
Non-performing assets (5)	45,696	3,005	1420.7%	45,696	21,474	112.8%	45,696	3,005	1420.7%
Non-performing assets to total loans	2.23%	0.16%	1302.1%	2.23%	1.05%	112.3%	2.23%	0.16%	1302.1%
Delinquent >30 days to total loans	0.47%	0.18%	163.3%	0.47%	0.09%	450.6%	0.47%	0.18%	163.3%
Net Charge off's	3,902	790	393.9%	3,902	1,554	151.1%	6,495	1,282	406.6%
Net loan charge-offs (annualized)	0.76%	0.17%	353.3%	0.76%	0.31%	144.4%	0.33%	0.08%	308.5%
Mortgage Activity
Mortgage Originations	$36,666	$47,099	-22.2%	$36,666	$38,810	-5.5%	$170,095	$176,558	-3.7%
Total Servicing Portfolio (sold loans)	$493,969	$494,882	-0.2%	$493,969	$493,638	0.1%	$493,969	$494,882	-0.2%
Capitalized Mortgage Servicing Rights (MSR's)	$3,756	$4,096	-8.3%	$3,756	$3,841	-2.2%	$3,756	$4,096	-8.3%
Capital Ratios
Average shareholders' equity to average assets	11.86%	11.48%	3.3%	11.86%	11.85%	0.1%	11.74%	10.71%	9.7%
Leverage ratio (6) (Est Q4-07)	10.12%	9.82%	3.1%	10.12%	10.52%	-3.8%	10.12%	9.82%	3.1%
Total risk-based capital ratio (6) (Est Q4-07)	11.34%	11.26%	0.7%	11.34%	11.58%	-2.1%	11.34%	11.26%	0.7%

Notes:
(1)
Customer relationship deposits include core deposit transaction accounts such as checking, money market and savings, while excluding all wholesale or brokered deposits and time deposits greater than $100,000.

(2)	Adjusted to reflect a 25% (5:4) stock split declared in October 2006.
(3)	Excludes goodwill, core deposit intangible and other identifiable intangible assets, related to the acquisitions of Community Bank of Grants Pass and F&M Holding Company.
(4)	Efficiency ratio is noninterest expense divided by (net interest income + noninterest income).
(5)	Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.

CASCADE BANCORP (CACB)
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Full Year over Full Year			Year over Year			Linked Quarter
			%	4th Qtr	4th Qtr	%	3rd Qtr	%
	2007	2006	Change	2007	2006	Change	2007	Change
Interest income:
Interest and fees on loans	$165,360	$132,525	24.8%	$41,245	$40,348	2.2%	$42,547	-3.1%
Taxable interest on investments	5,160	4,919	4.9%	1,215	1,407	-13.6%	1,290	-5.8%
Nontaxable interest on investments	283	292	-3.1%	61	82	-25.6%	66	-7.6%
Interest on federal funds sold	187	510	-63.3%	38	79	-51.9%	41	-7.3%
Interest on interest bearing balances from FHLB	195	344	-43.3%	2	125	-98.4%	1	100.0%
Dividends on Federal Home Loan Bank stock	42	7	500.0%	14	6	133.3%	11	27.3%
Total interest income	171,227	138,597	23.5%	42,575	42,047	1.3%	43,956	-3.1%

Interest expense:
Deposits:
Interest bearing demand	30,727	19,608	56.7%	8,125	6,315	28.7%	8,388	-3.1%
Savings	202	216	-6.5%	45	65	-30.8%	49	-8.2%
Time	15,804	8,108	94.9%	3,464	3,310	4.7%	4,369	-20.7%
Junior subordinated debentures and other borrowings	15,991	12,389	29.1%	4,252	4,283	-0.7%	3,426	24.1%
Total interest expense	62,724	40,321	55.6%	15,886	13,973	13.7%	16,232	-2.1%

Net interest income	108,503	98,276	10.4%	26,689	28,074	-4.9%	27,724	-3.7%
Loan loss provision	11,300	6,000	88.3%	7,500	1,500	400.0%	1,750	328.6%
Net interest income after loan loss provision	97,203	92,276	5.3%	19,189	26,574	-27.8%	25,974	-26.1%

Noninterest income:
Service charges on deposit accounts	9,710	8,034	20.9%	2,415	2,189	10.3%	2,597	-7.0%
Mortgage loan origination and processing fees	1,744	1,960	-11.0%	381	489	-22.1%	423	-9.9%
Gains on sales of mortgage loans, net	898	1,055	-14.9%	217	294	-26.2%	183	18.6%
Net mortgage loan servicing fees	88	9	877.8%	67	24	179.2%	23	191.3%
Gains (losses) on sales of other real estate owned	(85)	10	-950.0%	(75)	10	-850.0%	260	-128.8%
Gains on sales of investment securities AFS	260	590	-55.9%	-	-	0.0%	260	-100.0%
Card issuer and merchant services fees, net	3,930	3,427	14.7%	942	943	-0.1%	1,038	-9.2%
Earnings on bank-owned life insurance	1,574	761	106.8%	591	197	200.0%	140	322.1%
Other income	3,021	2,309	30.8%	584	579	0.9%	534	9.4%
Total noninterest income	21,140	18,155	16.4%	5,122	4,725	8.4%	5,458	-6.2%

Noninterest expense:
Salaries and employee benefits	36,344	32,082	13.3%	9,083	9,031	0.6%	8,925	1.8%
Occupancy & Equipment	6,688	5,552	20.5%	1,736	1,534	13.2%	1,725	0.6%
Communications	1,988	1,607	23.7%	476	437	8.9%	491	-3.1%
Advertising	1,301	989	31.5%	341	266	28.2%	330	3.3%
Other expenses	16,188	12,733	27.1%	4,204	3,885	8.2%	3,848	9.3%
Total noninterest expense	62,509	52,963	18.0%	15,840	15,153	4.5%	15,319	3.4%

Income before income taxes	55,834	57,468	-2.8%	8,471	16,146	-47.5%	16,113	-47.4%
Provision for income taxes	20,792	21,792	-4.6%	3,149	5,923	-46.8%	5,835	-46.0%
Net income	$35,042	$35,676	-1.8%	$5,322	$10,223	-47.9%	$10,278	-48.2%

Basic net income per common share	$1.24	$1.37	-9.4%	$0.19	$0.36	-47.6%	$0.35	-46.3%
Diluted net income per common share	$1.23	$1.34	-8.4%	$0.19	$0.36	-47.0%	$0.35	-46.1%

CASCADE BANCORP (CACB)
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	Year over Year			Linked Quarter
	4th Qtr	4th Qtr	%	3rd Qtr	%
	2007	2006	Change	2007	Change
ASSETS
Cash and cash equivalents:
Cash and due from banks	$62,470	$54,962	13.7%	$60,363	3.5%
Interest bearing balances due from FHLB	3	47	-93.6%	72	-95.8%
Federal funds sold	668	650	2.8%	807	-17.2%
Total cash and cash equivalents	63,141	55,659	13.4%	61,242	3.1%
Investment securities available-for-sale	83,835	103,228	-18.8%	94,675	-11.4%
Investment securities held-to-maturity	3,180	3,695	-13.9%	3,182	-0.1%
Federal Home Loan Bank stock	6,991	6,991	0.0%	6,991	0.0%
Loans, net	2,018,414	1,863,677	8.3%	2,016,781	0.1%
Premises and equipment, net	38,062	40,553	-6.1%	38,878	-2.1%
Goodwill	105,047	105,047	0.0%	105,047	0.0%
Core deposit intangible	9,502	11,082	-14.3%	9,897	-4.0%
Bank-owned life insurance	33,304	31,730	5.0%	32,713	1.8%
Accrued interest and other assets	37,165	27,652	34.4%	34,311	8.3%
Total assets	$2,398,641	$2,249,314	6.6%	$2,403,717	-0.2%

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Demand	$435,503	$509,920	-14.6%	$471,140	-7.6%
Interest bearing demand	936,847	791,768	18.3%	949,162	-1.3%
Savings	37,720	46,522	-18.9%	41,142	-8.3%
Time deposits	257,067	313,406	-18.0%	330,857	-22.3%
Total deposits	1,667,137	1,661,616	0.3%	1,792,301	-7.0%
Junior subordinated debentures	68,558	68,558	0.0%	68,558	0.0%
Federal funds purchased	14,802	15,177	-2.5%	15,035	-1.5%
Other borrowings	327,867	171,290	91.4%	200,799	63.3%
Customer repurchase agreements	18,614	44,018	-57.7%	16,581	12.3%
Accrued interest and other liabilities	21,565	27,579	-21.8%	25,706	-16.1%
Total liabilities	2,118,543	1,988,238	6.6%	2,118,980	0.0%

Stockholders' equity:
Common stock, no par value;	156,961	162,199	-3.2%	164,201	-4.4%
Retained earnings	122,604	98,112	25.0%	120,149	2.0%
Unrealized gains on investment securities
available-for-sale, net of deferred income taxes	533	765	-30.3%	387	37.7%
Total stockholders' equity	280,098	261,076	7.3%	284,737	-1.6%
Total liabilities and stockholders' equity	$2,398,641	$2,249,314	6.6%	$2,403,717	-0.2%

CASCADE BANCORP (CACB)
ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)
(unaudited)

Loan portfolio	12/31/2007	% of gross loans	9/30/2007	% of gross loans	6/30/2007	% of gross loans	12/31/2006	% of gross loans
Commercial	$610,856	30%	$614,509	30%	$592,164	30%	$560,728	30%
Real Estate:
Construction/lot	687,707	34%	689,500	34%	629,197	32%	588,251	31%
Mortgage	88,509	4%	86,490	4%	83,796	4%	80,860	4%
Commercial	612,694	30%	601,474	29%	603,804	31%	606,340	32%
Consumer	47,038	2%	49,600	2%	50,070	3%	51,083	3%
Total loans	2,046,804	100%	2,041,573	100%	1,959,031	100%	1,887,262	100%
Less reserve for loan losses	28,390		24,792		24,597		22,612
Total loans, net	$2,018,414		$2,016,781		$1,934,434		$1,864,650

	Three months ended
	December 31,
	2007	2006
Reserve for loan losses:
Balance at beginning of period	$24,792	$22,516
Loan loss provision	7,500	1,500
Recoveries	279	196
Loans charged off	(4,181)	(987)
Balance at end of period	$28,390	$23,225

Reserve for unfunded commitments:
Balance at beginning of period	$3,163	$3,573
Provision (credit) for unfunded commitments	-	$-
Balance at end of period	$3,163	$3,573

Reserve for credit losses:
Reserve for loan losses	$28,390	$23,225
Reserve for unfunded commitments	3,163	3,573
Total reserve for credit losses	$31,553	$26,798

CASCADE BANCORP (CACB)
ADDITIONAL FINANCIAL INFORMATION
(In thousands)
(unaudited)

	Year over Year			Linked Quarter
	4th Qtr	4th Qtr	%	3rd Qtr	%
Three Months Ended:	2007	2006	Change	2007	Change

Average Assets	$2,399,260	$2,186,609	9.7%	$2,354,256	1.9%
Average Loans	2,051,663	1,809,905	13.4%	1,997,010	2.7%
Average Deposits	1,759,800	1,600,041	10.0%	1,802,099	-2.3%
Average Investment Securities	92,266	129,536	-28.8%	101,244	-8.9%
Average Other Earning Assets	10,636	11,745	-9.4%	10,507	1.2%
Average Non Interest Bearing Deposits	445,510	565,757	-21.3%	476,707	-6.5%
Average Customer Relationship Deposits	1,608,956	1,476,905	8.9%	1,584,492	1.5%
Average Earnings Assets	2,154,565	1,951,186	10.4%	2,108,761	2.2%
Average Interest Bearing Liabilities	1,641,756	1,345,386	22.0%	1,567,474	4.7%
Average Borrowings	327,466	311,102	5.3%	242,082	35.3%
Average Common Equity (book)	284,492	245,072	16.1%	278,995	2.0%
Average Common Equity (tangible)	169,713	128,342	32.2%	163,816	3.6%

	December 31,	December 31,	%
Balances as of:	2007	2006	Change

Mortgage loans held for sale	$4,306	$3,027	42.3%
Intangibles & goodwill	114,549	116,129	-1.4%

Loans past due >90 days, not on non-accrual	51	-	100.0%
Loans on non-accrual status	38,591	2,679	1340.5%
Total non-performing Loans	38,642	2,679	1342.4%
OREO	7,054	326	2063.8%
Total Non-performing assets	45,696	3,005	1420.7%

Shares Outstanding (actual)	28,034	28,330	-1.0%